Exhibit 99.1

Chimera Appoints New Board Member Sandra Bell

NEW YORK--(BUSINESS WIRE)--December 2, 2021--Chimera Investment Corporation (NYSE:CIM) (the “Company”) announced today that Sandra Bell has been appointed to the Company’s Board of Directors as a Class II Director. Ms. Bell will stand for election at the Company’s 2022 shareholder meeting for the remaining two years of the Class II Director term. Ms. Bell will serve on the Audit Committee, as a Financial Expert, and the Risk Committee of the Company’s Board of Directors.

Ms. Bell has been the Chief Financial Officer of Tiptree Inc. (NASDAQ: TIPT) since July 2015. Previously, Ms. Bell served as Chief Financial Officer of Prospect Mortgage, a private equity owned mortgage originator and servicer, and as Chief Financial Officer of PHH Corporation (PHH) a publicly traded, multi-divisional financial services company engaged in the private label mortgage services and fleet management businesses. Prior to PHH, Ms. Bell served as Executive Vice President and Chief Financial Officer of the Federal Home Loan Bank of Cincinnati. Prior to assuming her position at the Federal Home Loan Bank, Ms. Bell had been a Managing Director at Deutsche Bank Securities.

Ms. Bell received a BA Economics from The Ohio State University and an MBA from Harvard Business School.

“We are pleased to welcome Sandra to our Board,” said Gerry Creagh, Chairman of the Board of Directors. “Sandra has a broad range of expertise in the real estate finance and mortgage industry, and we believe Chimera will benefit greatly from her experience and perspective.”

About Chimera Investment Corporation

We are a publicly traded and internally managed REIT that is primarily engaged, through its subsidiaries, in the business of investing in a diversified portfolio of mortgage assets, including residential mortgage loans, Agency RMBS, Non-Agency RMBS, Agency CMBS, and other real estate-related assets.

Please visit www.chimerareit.com for additional information about the Company.

Contacts

Investor Relations
888-895-6557
www.chimerareit.com